Exhibit 10.2

EMPLOYEE AND COST SHARING AGREEMENT

This EMPLOYEE AND COST SHARING AGREEMENT (the “Agreement”), dated as of the 21st day of April, 2021, by and among Belpointe, LLC, a Connecticut limited liability company (together with its Subsidiaries, Associates and Affiliates “Belpointe”), Belpointe PREP, LLC, a Delaware limited liability company (the “Company”), the Operating Companies, and Belpointe PREP Manager, LLC, a Delaware limited liability company (the “Manager”), is effective as of the 28th day of October, 2020 (the “Effective Date”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Amended and Restated Limited Liability Company Agreement of Belpointe PREP, LLC.

WHEREAS, the Manager has entered into a Management Agreement with the Company and the Operating Companies, effective as of October 28, 2020 (the “Management Agreement”), pursuant to which the Manager will provide management services to the Company and Operating Companies, as described in the Management Agreement (the “Services”);

WHEREAS, in order for the Manager to reduce expenses and enjoy greater operating efficiencies, (i) Belpointe will share certain employees (the “Shared Employees”) employed by Belpointe, and (ii) the Manager, Company or Operating Companies, as applicable, will reimburse Belpointe for certain costs associated with the Shared Employees;

WHEREAS, Belpointe and the Manager will share office space, supplies, equipment, furniture, and other resources as may be agreed to from time to time (the “Shared Resources”) and the Manager, Company or Operating Companies, as applicable, will reimburse Belpointe for the costs incurred with respect to the Shared Resources; and

WHEREAS, the parties desire to enter into this Agreement to set forth the terms under which Belpointe and the Manager will share the Shared Employees and Shared Resources, and the Manager, Company or Operating Companies, as applicable, will reimburse Belpointe in connection therewith.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Article 1
Shared Employees and Shared Resources

Section 1.1                  Shared Employees. Belpointe agrees to make available to the Manager, and the Manager agrees to accept access to, the Shared Employees for purposes of performing the Services. Belpointe and the Manager shall use reasonable efforts to jointly resolve any work priority or performance conflicts with respect to the Shared Employees, and any conflicts that cannot be resolved jointly will be resolved by Belpointe in its reasonable discretion.

Section 1.1                  Employment Status.

(a)                 For such time as any Shared Employees are shared under this Agreement, (A) the Shared Employees will remain employees of Belpointe and shall not be deemed to be employees of the Manager for any purpose, and (B) Belpointe shall be solely responsible for the payment and provision of all wages, including, but limited to, compensation, bonuses and commissions (collectively, the “Wages”), employee benefits, including, but not limited to, pension and welfare benefits, paid absences, health insurance and other fringe benefits, direct non-labor costs and similar expenses, reimbursement of out-of-pocket third party costs and expenses, severance benefits and workers’ compensation insurance (collectively, the “Benefits”), and the withholding and payment of applicable payroll taxes (the “Taxes”) related to such Shared Employees. The Manager shall not directly pay or provide any Wages or Benefits to the Shared Employees, but rather the Manager, Company or Operating Companies, as applicable, shall reimburse Belpointe for their allocable share of all Wages, Benefits and Taxes paid by Belpointe in accordance with Article 2 of this Agreement.

(b)                Nothing contained in this Agreement shall require Belpointe to maintain the employment of any Shared Employee. If any Shared Employee is terminated or ceases for any reason to be employed by Belpointe (including the elimination of such position), then:

(i)                  If the Manager reasonably determines that the remaining Shared Employees will be unable to perform the activities related to performing the Services in a manner acceptable to the Manager, it will notify Belpointe, and Belpointe use commercially reasonable efforts to retain additional employees with such skills

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and qualifications as the Manager deems necessary. Such retained employees shall be treated as Shared Employees for purposes of this Agreement.

(ii)                If the Manager reasonably determines that the remaining Shared Employees will be able to perform the Services in a manner acceptable to the Manager, such Shared Employees shall continue to so perform such activities.

(iii)              Belpointe may designate a substitute Shared Employee, who shall, upon such designation, become a Shared Employee for purposes of this Agreement. If the Manager reasonably determines that such designated Shared Employee is inadequate for the performance of the Services, the Manager shall notify Belpointe and the provisions of Section 1.2(b)(i) shall apply.

Section 1.2                  Shared Resources. In performing Services for the Manager, the Shared Employees may use the Shared Resources.

Section 1.3                  Additional Services. If at any time during the term of this Agreement, the Manager, Company or Operating Companies, as applicable, becomes aware of any service the provision of which by Belpointe is necessary or advisable, which is not already being provided pursuant hereto (each, an “Additional Service”), then the parties shall, as promptly as reasonably practicable, negotiate in good faith (a) whether Belpointe will provide such Additional Service, and (b) upon Belpointe’s agreement to provide such Additional Service, the scope, terms, duration and cost and fees therefor. Once agreed, the parties shall amend this Agreement as necessary to cover such Additional Services.

Article 2
Reimbursement

Section 2.1                  Reimbursement. The Manager, Company or Operating Companies, as applicable, will reimburse Belpointe for their allocable share of all:

(a)                 employment costs incurred by Belpointe with respect to the Shared Employees, including, but not limited to, Wages, Benefits, Taxes, overhead and operational costs (such as office rent maintenance, utilities, and supplies); and

(b)                indirect costs incurred by Belpointe with respect to the Shared Employees and Shared Resources, including, but not limited to, general administrative services, human resources and employee benefits, payroll services, activities related to accounts receivable and payable, legal services, corporate, public and investor relations, information and technology services, accounting, auditing, finance and tax services, treasury activities, staffing, recruiting, training and employee development services, insurance claims management, budgeting, and activities related to corporate and government affairs.

Section 2.2                  Allocations. Unless otherwise agreed, costs incurred by a party shall be allocated between the Manager, Company and Operating Companies, on the one hand, and Belpointe, on the other hand, using a reasonable allocation methodology to be mutually established by Belpointe and the Manager and reviewed on at least an annual basis.

Section 2.3                  Process for and Timing of Reimbursement. Unless otherwise agreed, within 60 days following the end of each fiscal quarter, Belpointe will submit a statement to each of the Manager, Company or Operating Companies, as applicable, setting forth in reasonable detail their allocable share of the costs described in Section 2.1(a) and Section 2.1(b) for such period (each a “Statement”). Full payment of a Statement shall be made withing 10 days following its receipt. Payments may be made in cash, through issuance of equity securities, or by any other means acceptable to Belpointe, in its sole discretion. In the event of any disagreement between the Manager, Company or Operating Companies and Belpointe with respect to any Statement or any amounts owed thereunder, the parties agree to negotiate in good faith to resolve such dispute.

Section 2.4                  Reimbursements not Treated as Gross Income. For the avoidance of doubt, the reimbursements described in this Article 2 shall be treated for U.S. federal income tax purposes as if the applicable costs were incurred directly by Belpointe, and the Manager, Company or Operating Companies, as applicable, shall not treat any such cost as an item of deduction, nor the reimbursed amount as an item of income.

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Article 3

Limitation of Liability; Indemnification

Section 3.1                  Limitation of Liability. To the fullest extent permitted by applicable law, neither the Shared Employees, Belpointe, its members, principals, managers, officers, employees or agents, nor their respective Associates or Affiliates (the “Indemnitees”), shall have any liability to the Manager, Company, Operating Companies, any other party, or their respective Associates, Affiliates, directors, officers, equityholders, employees or agents, whether based on contract, warranty, tort, strict liability, or any other theory, for any damages, including, without out limitation, indirect, incidental, consequential or special damages, arising out of or relating to this Agreement.

Section 3.2                  Indemnification. To the fullest extent permitted by applicable law, all Indemnitees shall be indemnified and held harmless by the Manager, Company and Operating Companies, jointly and severally, on an after tax basis from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, amounts paid in settlement (with approval of the Manager) or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee whether arising from acts or omissions occurring on, before or after the date of this Agreement, except for liability caused by an Indemnitee’s willful malfeasance or gross negligence,

Section 3.3                  Survival. The indemnification obligations set forth in this Section 3.1 shall survive the termination or expiration of this Agreement.

Article 4
Confidential Information

Section 4.1                  Confidential Information. As used in this Agreement, the “Confidential Information” of a party (a “Disclosing Party”) includes, but is not limited to, all information belonging to the Disclosing Party and not generally known to the public, in spoken, printed, electronic, or any other form or medium, or which was learned, discovered, developed, conceived, originated, or prepared by a Shared Employee in the scope and during course of this Agreement, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, Investments, Securities, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, databases, records, articles, systems, material, sources of material, partner information, developer information, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, notes, communications, designs, styles, models, ideas, audiovisual programs, inventions, specifications, client information, client lists, an audit pursuant to Section 4.4, or of any other person or entity that has entrusted information to the Disclosing Party in confidence. Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or information that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Section 4.2                  Confidentiality Obligations. Except as expressly authorized by prior written consent of the Disclosing Party, the receiving party (“Receiving Party”) shall:

(a)                 limit access to any Confidential Information of the Disclosing Party received by it to its and its Affiliates’, Associates’ directors, officers, employees, subcontractors, agents and representatives, including third-party vendors, who need to know in connection with this Agreement and the obligations of the parties hereunder;

(b)                advise such directors, officers, employees, subcontractors, agents and representatives, including third-party vendors, having access to the Confidential Information of the Disclosing Party of the proprietary nature thereof and of the obligations set forth in this Agreement and confirm their agreement that they will be bound by such obligations;

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(c)                 safeguard all Confidential Information of the Disclosing Party using a reasonable degree of care, but not less than that degree of care used by the Receiving Party in safeguarding its own similar information or material;

(d)                comply in all material respects with all applicable: (A) laws relating to maintaining the confidentiality of the Confidential Information of the Disclosing Party; and (B) privacy policies provided to the Receiving Party relating to Confidential Information of the Disclosing Party;

(e)                 not reproduce or use any Confidential Information of the Disclosing Party or disclose the Confidential Information of the Disclosing Party to any other person without the prior written consent of the Disclosing Party; and

(f)                  use the Confidential Information of the Disclosing Party only for the purposes and in connection with the performance of the Receiving Party’s obligations set forth in this Agreement.

Section 4.3                  Exceptions. Notwithstanding the obligations set forth in Section 4.2, the obligations of confidentiality, non-use and non-disclosure imposed under this Article 4 shall not apply to any Confidential Information of the Disclosing Party that the Receiving Party can demonstrate:

(a)                 has been published or otherwise been made available to the general public without breach of this Agreement;

(b)                has been furnished or made known to the Receiving Party without any obligation to keep it confidential by a third person under circumstances which are not known or should not have reasonably been known to the Receiving Party to involve a breach of the third person’s obligations to a party hereto; or

(c)                 was developed or acquired independently by an employee or agent of the Receiving Party without access to or use of Confidential Information of the Disclosing Party furnished to the Receiving Party pursuant to this Agreement.

Article 5
Books and Records; Audit Rights

Section 5.1                  Maintenance of Books and Records. Each party agrees to maintain, and to cause its applicable Affiliates to maintain, books and records arising from or related to any Shared Employees, Shared Resources or Additional Services provided hereunder that are accurate and complete in all material respects during the term, and for a period of four years following the termination or expiration, of this Agreement (the “Records”).

Section 5.2                  Access to Books and Records. Upon written request a party to this Agreement shall provide any other party with reasonable access to its Records and relevant personnel during the term of this Agreement (and, for a period of four years following its termination or expiration, for purposes of defending any litigation, the preparation of income and other tax returns, demonstrating to any third-party as reasonably necessary compliance with applicable laws or regulations or pursuant to the request of any applicable regulatory authority); provided, that the requesting party shall bear any expenses (including out of pocket expenses) incurred in connection therewith, such access shall be provided at a reasonable time, under the supervision of the complying party’s or its Affiliates’ personnel and in such a manner as not to interfere unreasonably with the normal operation of such complying party’s or its Affiliates’ businesses, and shall be subject to any confidentiality obligations on the part of the requesting party or its Affiliates to any third party; provided further that nothing herein shall require any party to provide a requesting party access to any information contained in any Record that does not relate to the Shared Employees, Shared Resources or Additional Services.

Section 5.3                  Audit Rights.

(a)                 During the term of this Agreement, and for a period of one year following its termination or expiration, no more than once in any 12-month period, a representative acting on behalf of the Manager, Company and Operating Companies, as a group, which, for the avoidance of doubt, may be the Manager, Company, an Operating Company, or one of their respective Associates, Affiliates, officers, employees or agents (a “Representative”) shall have the right to audit the Records of Belpointe pertaining to the Shared Employees, Shared Resources or Additional Services provided during the preceding fiscal year (the “Audit”). Any such Representative shall be reasonably acceptable to Belpointe and shall enter into a customary confidentiality agreement with respect to the information and materials reviewed during the course of the audit.

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(b)                Any Audit shall be conducted during regular business hours, at the office of Belpointe and in a manner that does not unreasonably interfere with the operations of Belpointe. Each Audit shall begin on and agreed upon date and shall be completed as soon as reasonably practicable thereafter. The Manager, Company and Operating Companies shall pay the costs of conducting such Audit.

(c)                 In connection with any Audit, Belpointe shall provide the Representative reasonable access to Records (and permit the Representative to examine and make copies and abstracts from such Records), facilities and management personnel and Affiliates (if applicable) with respect to the relevant Shared Employees, Shared Resources or Additional Services provided for the purpose of: (i) performing the Company’s end of fiscal quarter or end of fiscal year financial closing process, and to prepare the related financial statements and accounting reports, or to revise any financial statements and accounting reports for any prior periods; or (ii) performing audits and inspections of the relevant businesses necessary to meet regulatory requirements applicable to the Company, including Section 404 of the Sarbanes-Oxley Act of 2002, as amended.

Article 6
Term; Termination

Section 6.1                  Term. This Agreement shall have an initial term expiring on December 31, 2025 (the “Initial Term”), and will be automatically renewed for an unlimited number of successive three-year terms thereafter (each a “Renewal Term” and together with the Initial Term, the “Term”), unless (a) at least 180 days’ prior the expiration of any Term, the Manager provides written notice to Belpointe of its intent not to renew, or (b) the Agreement is earlier terminated in accordance with Section 6.2.

Section 6.2                  Termination. This Agreement may be terminated prior to expiration of a Term at the option of (a) Belpointe upon at least 60 days’ prior written notice to the Manager, and (b) the Manager upon (i) Cause, (ii) the bankruptcy of Belpointe, or (iii) a material breach of this Agreement by Belpointe, which breach (to the extent such breach is capable of cure) remains uncured for 90 days after the Manger provides Belpointe with written notice thereof. With respect to the termination of this Agreement, “Cause” means fraud or willful malfeasance, gross negligence, the commission of a felony or a material violation of applicable law, in each case that has or could reasonably be expected to have a material adverse effect on the Manager or Company and Operating Companies, as a group.

Section 6.3                  Payments on Termination. Any termination of this Agreement shall in no way be deemed to effect a release of the Manager, Company or Operating Companies, as applicable, from their obligations to reimburse Belpointe for any costs incurred under the terms of this Agreement through the date of termination.

Article 7
Miscellaneous

Section 7.1                  Notices. Any notices or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon delivery, when sent by electronic mail (provided that the sending party does not receive an automated rejection or out-of-office notice); or (c) one business day after deposit with a nationally recognized overnight delivery service that provides evidence of delivery, in each case properly addressed to the party to receive the same. The addresses and email addresses for such communications shall be:

If to Belpointe:

Belpointe, LLC
255 Glenville Road
Greenwich, Connecticut 06831
Attn.: Brandon E. Lacoff, Managing Member
Email: blacoff@belpointe.com

If to the Manager:

Belpointe PREP Manger, LLC
255 Glenville Road
Greenwich, Connecticut 06831

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Attn.: Brandon E. Lacoff, Managing Member
Email: blacoff@belpointe.com

If to the Company or Operating Companies:

Belpointe PREP, LLC
255 Glenville Road
Greenwich, Connecticut 06831
Attn.: Brandon E. Lacoff, Chief Executive Officer
Email: blacoff@belpointe.com

With a copy (for informational purposes only) to:

Sugar Felsenthal Grais & Helsinger LLP
230 Park Avenue, 9th Floor
New York, New York 10169
Attn.: Vanessa J. Schoenthaler
Email: vschoenthaler@sfgh.com

or such other address and email address to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s email containing the time, date, recipient email address, or (iii) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by email or receipt from a nationally recognized overnight delivery service in accordance with clause (a), (b) or (c) above, respectively.

Section 7.2                  Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

Section 7.3                  Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.4                  Severability. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

Section 7.5                  Applicable Law; Jurisdiction; Waiver of Jury Trial. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware. The parties hereby irrevocably submit to the exclusive jurisdiction of the federal and state courts located in Stanford, Connecticut for purposes of any suit, action or other proceeding arising from this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each of the parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT

Section 7.6                  Amendments. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived, generally or in a particular instance, and either retroactively or prospectively, only with the written consent of the parties hereto.

Section 7.7                  Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence,

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past, present or future. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 7.8                  Binding Effect. Except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, representatives, trustees, permitted assigns and successors in interest.

Section 7.9                  Captions. Captions to Articles, Sections and subsections of this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.

Section 7.10               No Partnership or Joint Venture. In performing its obligations under this Agreement, Belpointe and the Shared Employees will be an independent contractor of each of the Manager, Company and Operating Companies, as applicable, and this Agreement will not be deemed to create a partnership, joint venture, or other arrangement between the parties.

Section 7.11               Joinders. The Company shall cause each Operating Company formed after the Effective Date (each a “Joining Operating Company”) of this Agreement to execute a joinder to this Agreement in the form attached hereto as Exhibit A upon formation of such Joining Operating Company.

Section 7.12               Third-Party Beneficiaries. This Agreement is made solely for the benefit of the parties and their permitted successors and assigns and does not create, and shall not be construed as creating, any rights enforceable by any Person that is not a party hereto; provided, however, that the members, principals, managers, officers, employees and agents of Belpointe and the Manager, and their respective Associates and Affiliates, shall be third party beneficiaries of Section 3.1.

Section 7.13               Counterparts. The parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement, by facsimile, electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

[Intentionally left blank.

Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Employee and Cost Sharing Agreement as of the date and year first above written.

BELPOINTE, LLC

By: /s/ Brandon E. Lacoff
Name: Brandon E. Lacoff
Title: Manager

BELPOINTE PREP, LLC

By: /s/ Brandon E. Lacoff
Name: Brandon E. Lacoff
Title: Chief Executive Officer

BELPOINTE PREP OC, LLC

By: /s/ Brandon E. Lacoff
Name: Brandon E. Lacoff
Title: Manager

BELPOINTE PREP TN OC, LLC

By: /s/ Brandon E. Lacoff
Name: Brandon E. Lacoff
Title: Manager

BELPOINTE PREP MANAGER, LLC

By: /s/ Brandon E. Lacoff
Name: Brandon E. Lacoff
Title: Manager

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EXHIBIT A

JOINDER TO EMPLOYEE AND COST SHARING AGREEMENT

This JOINDER (this “Joinder”) to the Employee and Cost Sharing Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of April 21, 2021, by and among Belpointe, the Company, the Operating Companies, including any Operating Company which becomes a party thereto by the execution of a joinder agreement substantially in the form of this Joinder, and the Manager. Capitalized terms used herein but not otherwise defined have the meanings set forth in the Agreement.

Pursuant to Section 3.12 of the Agreement, this Company is obligated cause each Operating Company formed after the Effective Date of the Agreement to execute this Joinder upon formation.

The Joining Operating Company hereby agrees as follows.

1.                   Upon execution of this Joinder, the Joining Operating Company will become a party to the Agreement and will be fully bound by, and subject to, all of the terms and conditions of the Agreement as if the undersigned were an original signatory to the Agreement as an Operating Company.

2.                   This Joinder shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

3.                   The parties may execute this Joinder in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Joinder, by facsimile, electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Joinder. Any person may rely on a copy of this Joinder.

BELPOINTE, LLC

By:
Name: Brandon E. Lacoff
Title: Manager

[●]

By:
Name: [●]
Title: [●]